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Exhibit 2-A

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is made this 28th day of February, 2001 (the "Effective Date") by and among BRAVOKILO, INC. ("BKI"), an Indiana corporation, whose address is 4220 Edison Lakes Parkway, Mishawaka, IN 46545 ("Seller"), Seller's parent QUALITY DINING, INC., an Indiana corporation, whose address is 4220 Edison Lakes Parkway, Mishawaka, IN 45545 ("QDI") and N.B.O., L.L.C., a Michigan limited liability company whose address is 25800 Northwestern Highway, Suite 750, Southfield, Michigan 48075 ("Buyer").

RECITALS:

A. Seller is the franchisee and operator of four (4) Burger King Restaurants located at the following locations (singularly "Restaurant" and collectively, the "Restaurants"):

(i) Leased Parcels (as such term is hereinafter defined):

(a) Restaurant No. 509
32704 Grand River Avenue
Farmington, Michigan 48024

(b) Restaurant No. 527
20905 Ecorse Road
Taylor, Michigan 48180

(c) Restaurant No. 11347
5822 Telegraph Road
Taylor, Michigan 48180

(ii) BKI Parcel (as such term is hereinafter defined):

(a) Restaurant No. 12980
23400 Telegraph Road
Brownstown Township, Michigan

B. In connection with its operation of the Restaurants, (i) Seller is the owner of one (1) parcel of real property on which one (1) Restaurant is located (the "BKI Parcel"), (ii) Seller is the tenant of three (3) parcels of real property on which certain Restaurants are located (collectively, the "Leased Parcels"), and (iii) Seller is the owner of the building for Restaurant No. 11347 (the "Building") (the BKI Parcel, the Leased Parcels and the Building are sometimes hereinafter referred to singularly as a "Property" and collectively as the "Properties"). The Properties are more particularly described on Exhibit A attached hereto and incorporated herein by reference.

C. Seller desires to sell, and Buyer desires to acquire, all of Seller's right, title and interest in and to the Restaurants and the Properties as more particularly set forth below.

NOW, THEREFORE, in consideration of the following mutual covenants and representations, the parties hereby agree as follows:


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1. SUBJECT MATTER

a. Assets

At Closing (defined below), Buyer shall purchase from Seller, and Seller shall sell and deliver to Buyer, all furniture, equipment (other than leased equipment) and personal property (collectively, the "Assets") located at or used solely in connection with the Restaurants. A list of substantially all of the Assets and a list of the leased equipment shall be delivered to Buyer within seven (7) days from the date hereof and Buyer and Seller may amend such list as necessary in connection with Buyer's physical inspection of the Restaurants. Seller shall repair or replace any Assets damaged or removed by Seller between the date hereof and the Closing, ordinary wear and tear excepted. The sale of the Assets will be made free and clear of all claims, liabilities, liens and obligations, except for those which are specifically set forth in this Agreement.

b. Inventory

At Closing, Buyer shall purchase and pay Seller, for all usable food, paper, then current promotional premiums, non-current promotional premiums ("fillers") not to exceed five (5) boxes of fillers per Restaurant, gift certificates and supply inventory in sealed boxes (collectively, "Inventory") located at the Restaurants at the invoice price. The closing statement between Seller and Buyer shall contain a credit to Seller for the sum of $5,000.00 per Restaurant, representing the estimated Inventory cost. At 8:00 p.m. on the day of Closing, the Restaurants shall be closed to the public and Seller and Buyer shall conduct a joint inventory of the Restaurants. Within seven (7) days after Closing, Seller and Buyer shall determine Seller's actual cost of the Inventory, and (i) if the actual Inventory cost is greater than the amount paid at Closing, Buyer shall pay the difference to Seller, or (ii) if the actual Inventory cost is less than the amount paid at Closing, Seller shall pay the difference to Buyer. The sale of the Inventory will be made free and clear of all claims, liabilities, liens and obligations whatsoever.

c. Store Banks

On the date of Closing, Seller shall certify to Buyer the actual balance of the cash in each of the Restaurants (singularly, the "Store Bank" and collectively, the "Store Banks"). Each Restaurant's Store Bank shall contain $1,000.00 as of the date of Closing, and Buyer shall reimburse Seller for the sum of $1,000.00 per Restaurant at Closing.

d. Franchise Agreements

At Closing, Buyer shall purchase and assume from Seller, and Seller shall sell, transfer and assign to Buyer, all of Seller's right, title and interest in and to, and obligations under, the Burger King Franchise Agreements for the Restaurants arising from and after the date of Closing (singularly, a "Franchise Agreement" and collectively, the "Franchise Agreements"). The Franchise Agreements for the Restaurants shall be delivered to Buyer in their entirety within seven (7) days from the date hereof.

e. Franchisee Commitment

At Closing, Buyer shall purchase and assume from Seller, and Seller shall sell, transfer and assign to Buyer, all of Seller's right, title and interest in and to, and obligations under, the Franchisee Commitment with Burger King Corporation ("BKC") arising from and after the date of Closing, insofar as it relates to the Restaurants with respect to the Coca Cola Program (the "Franchisee Commitment"). A copy of the Franchisee Commitment will be provided to Buyer within seven (7) days from the date hereof. Buyer shall be entitled to any moneys distributed from the Soft Drink Trust Fund established by Coca Cola (the "Trust Fund") with respect to the Restaurants at any time after the date of Closing. Seller shall retain all amounts distributed from the Trust Fund with respect to the Restaurants prior to the date of Closing.
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f. ESIP Addendum

At Closing, Buyer shall purchase and assume from Seller and Seller shall sell, transfer and assign to Buyer, all of Seller's right, title and interest in and to, and obligations under, the Early Successor Incentive Program (Fiscal 2000) Addendum to Successor Franchise Agreement for Restaurant No. 509 (the "ESIP Addendum"). A copy of the ESIP Addendum will be provided to Buyer within seven
(7) days from the date hereof. Seller represents and warrants that it has paid the initial franchise fee in the amount of $30,010.96 to BKC in connection therewith.

g. BKI Parcel

At Closing, Seller shall convey to Buyer good and marketable fee title to the BKI Parcel, together with all of Seller's right, title and interest in all easements, hereditaments, appurtenances, improvements now or hereafter belonging thereto, and, if the BKI Parcel is unplatted, all future division rights provided by the Michigan Land Division Act, pursuant to a Warranty Deed for the BKI Parcel, subject only to the Permitted Exceptions (hereinafter defined).

h. Leased Parcels and Building

(i) At Closing, Seller shall assign to Buyer all of its right, title and interest in and to the Leased Parcels pursuant to the form of Assignment and Assumption of Lease attached hereto as Exhibit B. Within seven (7) days after the date hereof, Seller shall provide to Buyer copies of each of the leases for the Leased Parcels (singularly, a "Lease" and collectively, the "Leases") (Seller's rights under the Leases shall be referred to as the "Leasehold Interest");

(ii) At Closing, Seller shall convey all of Seller's right, title and interest in and to the Building pursuant to a Quit Claim Deed.

2. PURCHASE PRICE

a. At Closing, Buyer shall (i) transfer to Seller SEVEN HUNDRED EIGHTY-FIVE THOUSAND (785,000) shares of common stock of QDI (the "Shares") which Buyer currently owns, which Shares shall be transferred to Seller, free and clear of lien, security interest, pledge, hypothecation or any other restriction or interest, in the manner set forth in Paragraph 16(n) hereof and (ii) pay to Seller the amounts described in Paragraphs 1(b) and 1(c) hereof (collectively, the "Purchase Price"), subject to any Closing adjustments as provided herein.

b. The Purchase Price shall be allocated by agreement between Buyer and Seller prior to Closing. Buyer and Seller hereby acknowledge that such allocation shall have been arrived at by arms-length negotiation and Buyer and Seller hereby agree, subject to the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder, to report consistently, in any tax return completed or filed by any of them, the sale of assets and other items pursuant to this Agreement in accordance with said allocation.

3. CLOSING; PRE-CLOSING INSPECTION

a. Subject to the provisions of Paragraph 3(b), Paragraph 7 and Paragraph 14(b) hereof, the closing hereunder ("Closing") shall take place on or before


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the date which shall be fifteen (15) days from and after the date upon which
Buyer has waived or is deemed to have waived the last of the Buyer's Conditions set forth in Paragraph 7(b) hereof, at the offices of Counsel to Buyer or at such other time and place as shall be mutually agreed upon by the parties. At the Closing, the parties shall deliver the documents described in Paragraph 16, and Buyer shall pay the Purchase Price in full.

b. Buyer shall be entitled to conduct a second inspection of the physical condition of the Restaurants within two weeks prior to Closing in order to confirm (i) that all of the matters set forth on Seller's Repair List pursuant to Paragraph 6(a) hereof have been repaired to Buyer's satisfaction, and (ii) that the condition of the Restaurants has not changed since Buyer conducted its first inspection pursuant to Paragraph 6(a) hereof. If Buyer discovers any items on Seller's Repair List that have not been repaired or any new items which require repair and which were not in need of repair as of the date of the first inspection pursuant to Paragraph 6(a) hereof, Buyer shall prepare a list of such physical plant items to be repaired by Seller prior to Closing. With respect to new matters discovered under (ii) above, Seller shall notify Buyer in writing within two (2) days of its receipt of such list from Buyer as to which items it will repair prior to Closing. To the extent Seller agreed to repair such items and such repairs are not completed before Closing, Buyer shall have the right, in its sole discretion, to (a) close at such time as contemplated hereunder, in return for which Buyer shall be given a credit against the Purchase Price to pay for the cost of any repairs, or (b) terminate this Agreement. To the extent Seller does not agree to repair any such items, Buyer shall have the right to terminate this Agreement. With respect to matters Seller previously agreed to repair on the Seller's Repair List, the terms of Paragraph 6(a) shall control.

4. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer the following as of the date hereof and as of the date of Closing, which representations and warranties shall survive the Closing for a period of twelve (12) months:

a. Seller is a corporation duly organized and validly existing under the laws of the State of Indiana and has the corporate power and authority to enter into and perform its obligations under this Agreement.

b. Subject to the satisfaction of all of the Conditions provided herein, the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

c. Seller has good and marketable title to all of the Assets, Inventory and Store Banks, subject to no liens, mortgages, pledges, encumbrances or charges of any kind except those which will be discharged at Closing. All of the fixtures, furniture and equipment used solely in the operation of the Restaurants is owned by Seller, other than the leased equipment set forth in the list delivered to Buyer pursuant to Paragraph 1(a) hereof.


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d. Seller is the sole owner of the rights under the Franchise Agreements; the
Franchise Agreements are in full force and effect and unmodified and unamended except as set forth in the documents delivered to Buyer pursuant to Paragraph 1(d) hereof; Seller has delivered a true and complete copy of each of the Franchise Agreements to Buyer; the Franchise Agreements are subject to no liens, mortgages, pledges, encumbrances or charges of any kind except those which will be discharged at Closing; all fees and other amounts due under the Franchise Agreements have been paid; and there are no monetary defaults under the Franchise Agreements and Seller has not received notice of any defaults under the Franchise Agreements that have not been cured.

e. Seller is the sole fee owner of the BKI Parcel and the Building, has good and marketable title to the same subject only to covenants, conditions, easements, restrictions of record and real estate taxes not yet due and payable and does not need the consent of any other party to sell the same to Buyer, except such consents as will be obtained prior to Closing. Seller or its affiliates do not own any real property adjacent to the Properties.

f. Seller is the sole owner of the tenant's rights under the Leases; the Leases are in full force and effect and unmodified or amended except as set forth on the documents delivered to Buyer pursuant to Paragraph 1(h) hereof; Seller has delivered a true and complete copy of each of the Leases to Buyer; all fees and other amounts due and payable under the Leases have been paid; and Seller has not received notice of any defaults under the Leases which remain uncured as of the date hereof.

g. The unaudited financial information which Seller has provided to Buyer with respect to the Restaurants was derived from the Seller's books and records and is the same information utilized by Seller to manage the Restaurants. Such financial information was not prepared in accordance with generally accepted accounting principles and does not include all accruals and adjustments. Subject to the foregoing, to the best of Seller's knowledge, such financial information presents fairly in all material respects the results of operations for the Restaurants for the periods indicated.

h. Seller has paid all taxes that are due and payable with respect to the Properties and Restaurants, including, but not limited to, real estate taxes, personal property taxes, unemployment taxes, single business taxes, sales/use taxes and income tax withholding on wages.

i. There is no pending litigation and, to the best of Seller's knowledge, no threatened or contemplated litigation against or affecting Seller, the Restaurants or the Properties that would impair the ability of Seller to consummate the transactions contemplated by this Agreement.

j. Seller presently has, and on the Closing date will have, all material permits, licenses, orders and approvals of all governmental bodies necessary for it to operate the Restaurants as presently operated. Except for such deviations as would not reasonably be expected to have a material adverse effect on the business or operations of the Restaurants, all of such permits, licenses, orders and approvals are in full force and effect and have been complied with.

k. There are no third party contracts which would be binding on Buyer as the purchaser hereunder.

l. To the best of Seller's knowledge, the Restaurants are not in violation of any federal, state or local laws, orders, regulations or requirements, the violation of which could reasonably be expected to have a material adverse effect on the business or results of operations of the Restaurants.


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m. Subject to the satisfaction of the Mutual Conditions and the Seller's
Conditions to Closing set forth in Paragraphs 7(a) and 7(c) hereof, neither the execution and delivery of this Agreement nor the consummation by Seller of the transactions contemplated hereby will (i) conflict with or result in a breach of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which it, the Restaurants or the Properties are bound, or (ii) violate any order, injunction, decree, statute, rule or regulation applicable to Seller, the Restaurants or the Properties.

n. To Seller's knowledge without investigation and except as may be set forth in the environmental reports provided by Seller to Buyer hereunder, the Properties are free from contamination resulting from releases, discharges, or spills of hazardous substances and/or wastes, toxic and nontoxic pollutants and contaminants, including, but not limited to, petroleum products and asbestos ("Hazardous Substances").

5. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, which representations and warranties shall survive Closing for a period of twelve (12) months as follows:

a. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan and has the limited liability company power and authority to enter into and perform its obligations under this Agreement.

b. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer, and no other proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

c. Subject to the satisfaction of the Mutual Conditions and the Buyer's Conditions to Closing set forth in Paragraphs 7(a) and 7(b) hereof, neither the execution and delivery of this Agreement nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with or result in a breach of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Buyer is a party or by which it is bound, or (ii) violate any order, injunction, decree, statute, rule or regulation applicable to Buyer.

d. There is no suit, action or proceeding pending or threatened against or affecting Buyer that would impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

e. Buyer is the sole beneficial owner of the Shares and has good and marketable title thereto, free and clear of all liens, mortgages, pledges, encumbrances, agreements, options, claims, security interests or restrictions of any kind or nature whatsoever.


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f. Buyer has all requisite legal right, power and authority to sell the Shares to Seller and to execute, deliver and perform this Agreement without obtaining the consent or approval of any other party. Buyer is not a party to any agreement relating to the voting of the Shares or restricting the transfer thereof.

g. Upon the transfer, assignment and delivery to Seller of the Shares in accordance with this Agreement, Seller will be vested with good and valid title to the Shares, free and clear of all liens, claims, pledges or encumbrances.

h. Buyer acknowledges that it has been advised about, and has been provided access to, all information regarding the affairs of QDI and its subsidiaries that it has deemed necessary to make an informed decision with respect to the sale of the Shares.

6. COVENANTS

a. Following the execution of this Agreement, Buyer will be given the opportunity to inspect all of the Restaurants and Buyer will, within thirty (30) days after the Effective Date, provide to Seller a written list of requested repairs and replacements for the Restaurants. Within ten (10) days after receiving such list, Seller shall notify Buyer, in writing, of which items on such list it is willing to repair or replace ("Seller's Repair List"). Buyer shall then, within ten (10) days after receiving such written notice from Seller, inform Seller whether it (i) will accept the fact that Seller will only repair and/or replace the items on Seller's Repair List, or (ii) desires to terminate this Agreement, in which case neither party shall have any further liability or obligation hereunder. Any failure by Buyer to so notify Seller shall be deemed to be an acceptance of Seller's Repair List. If Buyer accepts Seller's Repair List, Seller shall then, at its expense, make the repairs and replacements specified on Seller's Repair List prior to the date of Closing. If for any reason such repairs and replacements are not made prior to Closing, (i) Buyer may elect to complete the repairs and replacements itself and be reimbursed for any reasonable costs thereof, or (ii) Buyer may terminate this Agreement.

b. Although the Restaurants are being sold on an "as is" basis except for the repairs and replacements specified on Seller's Repair List, and subject to all representations and warranties of Seller set forth herein, from the date of this Agreement through the date of Closing, Seller shall continue to maintain and repair the Properties or the Restaurants in the manner set forth in Paragraph 6(c)(iii) hereof.

c. From the date this Agreement is executed by the last of Seller and Buyer and until the Closing date, Seller shall conduct its business involving the Properties and the Restaurants in the ordinary course, and during said period will:

(i) refrain from transferring (or entering into any agreement for the transfer, sale or other conveyance of) any of the Properties or the Restaurants or creating on the Properties any easements, liens, mortgages, encumbrances or other interests that would affect the Properties (including, but not limited to any refinancing of existing loans for which mortgages currently exist and encumber the Properties) or Seller's ability to comply with the terms of this Agreement;

(ii) refrain from entering into or renewing any contracts or other commitments regarding the Properties or the Restaurants which would be binding on Buyer as purchaser hereunder without the prior written consent of Buyer, which consent may be granted or denied in Buyer's sole discretion;
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(iii) continue to maintain and repair the Properties or the Restaurants in at least the manner which Seller has previously maintained and repaired the Properties or the Restaurants (ordinary wear and tear excepted);

(iv) keep in effect Seller's existing policies of public liability and hazard and extended coverage insurance insuring the Properties or the Restaurants or the substantial equivalent thereof;

(v) promptly comply with all notices of violation of laws or municipal ordinances, regulations, orders or requirements of departments of housing, building, fire, labor, health, or other state, city or municipal departments or other governmental authorities having jurisdiction against or affecting the Properties or the Restaurants or the use or operation thereof which would reasonably be expected to have a material adverse effect on the business or results of operations of the Restaurants (notwithstanding the foregoing, Seller shall provide Buyer with copies of all notices of violations it receives from and after the Effective Date, regardless of whether it would have a material adverse effect on the business or results of operations of the Restaurants); and

(vi) keep the Restaurants stocked and employed in the ordinary course of business consistent with past practice.

d. As soon as possible but in no event later than thirty (30) days after Closing, Buyer shall use commercially reasonable efforts to return to Seller all new and used uniforms for management employees of the Restaurants which are explicitly marked with the words "Quality Dining," "Bravokilo" or derivations thereof on the outside of such uniforms.

e. With respect to all agreements to be assigned to Buyer pursuant to this Agreement which require consent of the other party thereto, Seller shall use its reasonable best efforts to obtain such consent and shall furnish copies of each such consent to Buyer promptly after receipt thereof. Buyer agrees to cooperate in all reasonable respects with Seller in Seller's attempt to obtain such consents, including providing information reasonably requested by the other parties to such agreements.

f. Seller shall give Buyer reasonable access to Seller's financial records pertaining to the Restaurants, upon reasonable notice from Buyer.

7. CONDITIONS TO CLOSING

a. The obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction prior to or at Closing of the following conditions (collectively, the "Mutual Conditions"):

(i) Receipt of all material consents and approvals required for the consummation of the transactions contemplated by this Agreement, including without limitation consents of BKC and lessors relating to the Franchise Agreements and the Leases to be assigned to Buyer. Without limitation of the foregoing, there shall be received written approval of the transactions contemplated herein from BKC, together with such additional documentation concerning BKC's agreement to recognize Buyer as the franchisee of the Restaurants;

(ii) No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall


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Buyer or Seller have notice of, and have verified, the pendency of an inquiry or investigation by any governmental authority in respect of the transactions contemplated by this Agreement which could reasonably result in any such order, preliminary or permanent injunction or other legal restraint or prohibition;

(iii) Buyer and Daniel B. Fitzpatrick (or an entity to be formed by him) shall simultaneously close the transaction contemplated by that certain Stock Sale Agreement dated as of an even date herewith. This Agreement shall automatically terminate upon any termination of the Stock Sale Agreement.

b. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, in Buyer's sole discretion, on or prior to Closing of each and every one of the following conditions (collectively, the "Buyer's Conditions"):

(i) Buyer's satisfactory review, at its cost, of a survey, bearing a legal description, made by a licensed surveyor selected by Buyer, in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992 and such other survey standards as required by Buyer ("Survey"), certified to Buyer and the Title Company (as hereinafter defined) and such other parties requested by Buyer, showing the area, dimensions and location of each of the Properties to the nearest monuments, streets and alleys on all sides, the topography, the location of all available utilities and adjoining streets, alleys or property, the location of all improvements and encroachments, the location of all recorded easements against or appurtenant thereto, stating the flood zone thereof, and not disclosing any condition unsatisfactory to Buyer. The resolution of any unsatisfactory conditions for the Surveys shall be addressed in the same manner as unsatisfactory conditions of title as set forth in Paragraph 7(b)(iii) hereof. Within seven (7) days after the date hereof, if Seller has not already done so, Seller shall provide Buyer with copies of any surveys of the Property which it currently has in its possession;

(ii) Buyer's satisfactory review, at its cost, of a written Phase I environmental assessment report concerning each of the Properties, which does not disclose any condition unsatisfactory to Buyer. If any one or more of the Phase I assessments discloses any known or suspected environmental contamination, Buyer and Seller shall discuss Buyer's need to order additional tests and investigations and Seller must consent to the same before any such tests or investigations are undertaken by Buyer. The cost of any additional tests and investigations beyond the Phase I report shall also be borne by Buyer. Within seven (7) days after the date hereof, if Seller has not already done so, Seller shall provide Buyer with copies of any environmental reports with respect to the Properties which it currently has in its possession;

(iii) Buyer shall order a current title commitment for an ALTA Owners or Leasehold Title Insurance Policy ("Commitment"), as applicable, for each of the Properties prepared by Seaver Title Insurance Company or any other title insurance company satisfactory to Buyer ("Title Company"), which Commitments shall not disclose any condition unsatisfactory to Buyer, are without general exceptions, and are each in the amount of the purchase price of the respective Property. The premiums associated with the owner's title insurance policy shall be borne by Seller up to the first $500,000.00 of coverage and the premiums associated with the leasehold title insurance policies shall be borne by Seller up to the first $250,000.00 of coverage. Buyer shall be responsible for the costs of any additional coverage or any endorsements it requires. Within seven
(7) days from the date hereof, Seller shall provide Buyer with copies of any title insurance policies or commitments with respect to the


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Properties which it currently has in its possession. Buyer shall have forty-five
(45) days from and after the Effective Date within which to notify Seller of any objections which it may have to the state of title to the Properties. Buyer's failure to give any notice within the time limit provided shall be deemed approval of the survey and status of title, and these contingencies shall be deemed satisfied. Seller, at Seller's option, shall have 15 days from its receipt of any such notice to cause such revised Commitments to be issued evidencing that any such objection has been remedied and/or insured over in a manner satisfactory to Buyer in its sole and absolute discretion. If Seller is unable to cause such revised Commitments to be issued within such 15-day period, Buyer shall have the right: (i) to accept such objections as exceptions to Seller's title to the Properties, with the same thereafter being deemed "Permitted Exceptions"; provided, however, that in the event any of such objections result from liens or encumbrances having liquidated amounts, Buyer may, at its option, pay such amounts at any time prior or subsequent to Closing and Buyer shall receive full credit for such payment(s) against the Purchase Price; or (ii) to terminate this Agreement upon notice thereof to Seller and neither party shall thereafter have any further liability or obligation hereunder. At Closing, Seller and Buyer shall cause the Title Company to hand mark the Commitments as effective title insurance policies insuring marketable title in Buyer, subject only to the Permitted Exceptions, such hand-marked Commitments thereby providing Buyer so-called "gap" coverage;

(iv) Buyer's satisfactory review of any UCC, tax lien and judgment searches concerning Seller and the Properties, which do not disclose any condition unsatisfactory to Buyer. The cost of such searches shall be borne by Seller;

(v) Buyer's satisfactory review of all target reservation agreement letters between Seller and BKC which may impact on the sales volume of the Restaurants, which target reservation agreement letters must be forwarded by Seller to Buyer within three (3) business days of Seller's receipt thereof;

(vi) Buyer's satisfactory review of all BKC leases ("BKC Leases");

(vii) Buyer's satisfactory review of all third party leases, ground leases or subleases concerning the Properties, as well as Buyer's obtaining all necessary modifications or amendments thereto, provided that to the extent Buyer desires any such modifications or amendments thereto, Buyer shall first notify Seller of its request and Seller shall promptly deliver any such initial request to the landlord on Buyer's behalf;

(viii) Buyer's satisfactory review of all (a) estoppel letters and any necessary written consents to the assignment of such leases, ground leases or subleases in a form and substance satisfactory to Buyer, and (b) subordination, non-disturbance and attornment agreements from all holders of mortgages encumbering the Properties in form and substance satisfactory to Buyer;

(ix) Buyer's satisfactory review of the Franchise Agreements with BKC;

(x) Buyer's satisfactory review of all of Seller's financial information with respect to the Restaurants, including but not limited to, annual sales, annual expenses, capital expenditures, benefit plans and the most current payroll register;

(xi) All representations and warranties of Seller contained in this Agreement being true and correct in all material respects as of the date of this Agreement and as of the date of Closing;

(xii) Seller shall have performed and complied with the terms and conditions of this Agreement in all material respects at or prior to the Closing;

(xiii) The execution and delivery by Seller of all of the documents required to be so executed and delivered by it pursuant to Paragraph 16 of this Agreement;

(xiv) Buyer's satisfactory review, to the extent available to Seller, of (a) the names of all contractors and subcontractors who built the Restaurants or at any time performed any work at any of the Restaurants, (b) copies of any warranties issued with respect to any of the Restaurants, (c) copies of certificates of occupancy for the Restaurants, (d) any building department reports or any other reports which address the physical condition of the Restaurants, and (e) copies of all as-built architectural and engineering drawings for the Restaurants, all of which items Seller shall provide to Buyer within seven (7) days after the Effective Date;

(xv) Buyer's satisfactory review of all health department reports for each of the Restaurants;

(xvi) Buyer's satisfactory review of (i) a tax letter from the Michigan Unemployment Agency ("MUA") disclosing the Seller's current unemployment tax liability and (ii) a disclosure of Seller's unemployment tax experience, on MUA Form 1027;

(xvii) Buyer's satisfactory review of all documentation, including but not limited to the BKC Facility inspection reports, in connection with (i) the BKC 2000 ESIP program, and (ii) the Burger King Coca-Cola Restaurant Conversion Incentive Program (the "Coke Program");

(xviii) Buyer's satisfactory review of all of the items set forth on Exhibit C attached hereto and incorporated herein by reference, which items Seller shall deliver to Buyer within fourteen (14) days after the Effective Date, with respect to the employees of the Restaurants, as well as benefits and other general management issues; and

(xix) Seller shall provide Buyer, within seven (7) days after the date hereof, a 2-year history of all toy premiums and "Self Liquidating Offers" ordered and sold for each of the Restaurants and Buyer shall be satisfied with the same.

Buyer shall have the right until 11:59 p.m. EST on the date which shall be sixty-seven (67) days from and after the Effective Date, to deliver to Seller written notice that the Buyer's Conditions set forth in Paragraph 7(b) hereof have not been satisfied (except for the items listed in Paragraphs 7(b)(xi), (xii) and (xiii), which must be satisfied at or prior to Closing). If Buyer delivers written notice to Seller within the applicable time period that any one of the Buyer's Conditions are not satisfied, Buyer may terminate this Agreement and the same shall be deemed null, void and without further force or effect and neither party shall thereafter have any liability or claim against the other. In the event Buyer fails to give notice to Seller within the applicable time period that the Buyer's Conditions set forth in Paragraph 7(b) hereof are not satisfied, such Buyer's Conditions shall be deemed satisfied.

Notwithstanding anything contained herein to the contrary, in the event that Buyer is diligently pursuing such due diligence activities but has not been able to satisfy itself as to any item within the time period specified herein, Buyer shall have the right to extend the 67-day time period set forth in this Paragraph 7(b) for one additional period of 30 days upon written notice to that effect given to Seller prior to the expiration of the initial 67-day time period.

Seller shall use good faith efforts to obtain any necessary consents or approvals required in connection with the Restaurants and such other matters as Buyer may reasonably request.

During the 67-day contingency period identified above, as the same may be extended, Buyer and its representatives, including, but not limited to employees, contractors, agents and inspectors, shall have the right and license to enter upon the Properties to undertake such activities thereon so as to enable Buyer to investigate the condition of the Properties in accordance with the express terms of this Agreement, and otherwise satisfy itself with respect to the Buyer's Conditions set forth in this Paragraph, provided Seller has granted specific written consent to any such entry, specifying the purpose thereof and the allowable activities which may be undertaken. Buyer hereby indemnifies Seller with respect to any loss, cost or damage to the Properties or Restaurants as a result of Buyer's activities upon the Properties or within the Restaurants in connection with the foregoing right of entry.

c. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction on or prior to Closing of each of the following conditions (collectively, the "Seller's Conditions"):

(i) The receipt by QDI of board approval with respect to the transactions contemplated by this Agreement, which must be obtained, if at all, within 30 days after the Effective Date or Seller shall notify Buyer in writing of such fact and this Agreement shall be deemed terminated as of the date of such notice;

(ii) The receipt by QDI of its lenders' approval of the transactions contemplated by this Agreement, which must be obtained, if at all, within sixty
(60) days after the Effective Date or Seller shall notify Buyer in writing of such fact and this Agreement shall be deemed terminated as of the date of such notice;

(iii) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing;

(iv) Buyer shall have performed or complied in all material respects with all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing;

(v) Buyer shall have paid the Purchase Price to Seller required by Paragraph
2(a);

(vi) The execution and delivery by Buyer of all of the documents required to be so executed and delivered by it pursuant to Paragraph 16 of this Agreement;

(vii) The receipt by QDI of a fairness opinion with respect to the transactions contemplated by this Agreement in form and substance acceptable to QDI within fifteen (15) days after Buyer's Conditions are satisfied or deemed waived pursuant to Paragraph 7(b);

d. The Mutual Conditions, Buyer's Conditions and Seller's Conditions are referred to herein collectively as the "Conditions".

8. INTENTIONALLY OMITTED.

9. RISK OF LOSS

Prior to Closing, all risk of loss or damage with respect to the Restaurants and Properties shall remain with Seller. In the event of damage or casualty to a Restaurant or to a Property prior to Closing, Seller shall repair such Restaurant or Property to the condition which existed prior to the damage or destruction, such repair to be completed prior to Closing at Seller's sole cost and expense, failing of which Buyer may elect to terminate this Agreement. In addition, if, prior to Closing, either party hereto receives or obtains notice of any type that any governmental authority having jurisdiction intends to commence or has commenced proceedings for the taking of any portion of a Restaurant or a Property by the exercise of any power of condemnation or eminent domain, or notice of any taking is recorded among the public records of the State of Michigan, Buyer shall have the right to terminate this Agreement upon written notice to Seller. Effective at Closing, all risk of loss or damage with respect to the Restaurants and Properties shall pass to Buyer.

10. CURRENT PROMOTIONAL TOY PREMIUMS ("TOYS") AND SELF-LIQUIDATING OFFERS
("SLOs")

At Closing, Seller shall disclose to Buyer the Toys and SLOs which it has ordered which will be delivered to the Restaurants after Closing. Buyer shall then have the right to determine which of such Toys and SLOs it wishes to accept, and the parties shall execute a letter agreement at Closing to such effect, specifying that Buyer shall be responsible for the cost of such accepted Toys and SLOs upon delivery of the same to Buyer.

11. PUBLIC UTILITY SERVICES

Seller shall not terminate any public utility services; in the event that such public utility services are terminated prior to Closing, Seller shall pay the cost of any re-installation. Seller and Buyer shall cooperate to obtain a final reading of any and all public utility service meters located at the Restaurant prior to Closing; however, in the event final readings have not been taken as of Closing, QDI shall be responsible for the payment of the first utility bills issued for the Restaurants after Closing, and Seller shall bill Buyer for its prorata cost of the same, allocated as of the date of Closing. After such first utility bills, Buyer shall be responsible for the payment of any subsequent utility bills, and in the event Seller receives the same, it shall promptly deliver such bills to Buyer. The terms of this Paragraph 11 shall survive Closing.

12. BURGER KING TRANSFER FEES

All fees associated with the transfer of the Franchises, including but not limited to those charged by BKC, shall be shared equally by Seller and Buyer.

13. ADJUSTMENTS

a. As of Closing, Buyer and Seller agree to adjust and pay their respective pro-rata share of any or all taxes, base rents, percentage rents, other charges due under the Leases, sewer charges, water charges, public utility service charges, fuel charges and other pro-ratable charges attributable to the operation of the Restaurants and Properties. Real estate taxes and assessments (other than real property transfer or gains) and personal property taxes which are due and payable during the tax year in which Closing occurs shall be prorated as of the date of Closing on a due date basis, as if paid in advance. It is the intent of the parties to make such adjustments so that, except as otherwise set forth herein, Seller is to bear the responsibility for all expenses of ownership of the

Restaurants and Properties prior to Closing, and Buyer is to bear the responsibility for all expenses of ownership of the Restaurants and Properties subsequent to Closing. If, as of the date of Closing, certain prorated charges have not yet been billed or finalized, the parties shall estimate such charges at Closing, prorating such amounts appropriately on the closing statement, with any necessary post-closing adjustment to be made when actual billings are received or such charges are finalized

b. At Closing, Seller shall pay to Buyer, subject to the other closing adjustments set forth herein, the sum of $120,000.00.

c. All transfer taxes assessed by the State of Michigan and the counties in which the Properties are located as the result of the transactions effected by this Agreement shall be the financial responsibility of Seller.

14. EMPLOYEE RELATIONS

a. It is understood and agreed that Seller shall be responsible for the payment to all of Seller's Employees (defined as all employees of Seller at the Restaurants, including but not limited to, hourly employees, salaried employees and management) all wages due and owing to them as of the date of Closing, including, without limitation, all accrued vacation pay and retention costs for programs instituted by Seller, if any. Buyer shall have no obligations, responsibilities or liabilities with respect to any of Seller's Employees whatsoever; however, Buyer shall have the right, but not the obligation, to hire any of Seller's Employees subsequent to Closing.

b. At any time after Buyer's Conditions have been satisfied, Buyer shall have the right, but not the obligation, to interview or otherwise speak with Seller's Employees to determine which individuals, if any, Buyer may desire to employ subsequent to Closing. In connection therewith, Buyer may schedule group interviews, individual interviews, informational meetings or any other type of meeting or interview with any level of employee or management, and Seller shall cooperate with Buyer in its efforts to do so. If Buyer is dissatisfied with the results of such interviews in any manner whatsoever, Buyer shall have the right to terminate this Agreement.

c. Within fourteen (14) days after the Effective Date, Seller shall provide Buyer with a schedule of employee information as set forth in Exhibit C, which schedule shall be updated and certified as true and correct in all material respects at Closing.

d. From and after the Effective Date, Seller shall not (i) increase any of the salaries or wages of employees at any of the Restaurants, or (ii) grant, promise, inform or advise any employees of any future raises, promotions or incentives, without first obtaining the prior written consent of Buyer, except for incidental increases granted in the ordinary course of business.

e. From and after the Effective Date and until Closing, Seller shall continue to order uniforms for managers and crew of the Restaurants in the ordinary course of business consistent with past practice. Each hourly employee of the Restaurants shall have at least one (1) uniform.

f. All Restaurant managers hired prior to the date which is 30 days prior to Closing shall have taken and completed to certification, prior to Closing, all required city, county, state and national and food safety classes for the operation of a fast food restaurant, in addition to the BKC BMT (Basic Management Training) and AFS (Applied Food Safety) classes. For every manager of the Restaurants that is not BMT certified as of the Closing, Seller shall pay Buyer the sum of $75.00 at Closing. For every manager of the Restaurants that is not AFS certified as of the Closing, Seller shall pay Buyer the sum of $75.00 at Closing.

g. For purposes of this Agreement, "accrued vacation pay" shall be defined as all unused vacation time since the employee's most recent anniversary date of employment and the proportionate share of the current year's vacation time, as applicable. Seller shall have the right to pay the employee directly for such accrued vacation pay (with proof thereof delivered to Buyer), or Seller may grant to Buyer a credit for such amount (together with ten percent of such amount for taxes) against the Purchase Price at Closing. Examples of how accrued vacation pay prorations shall be calculated are attached hereto as Exhibit D.

h. Within fourteen (14) days after the Effective Date, Seller shall deliver to all of its Restaurant managers (hourly and salaried) copies of an introductory letter and a proposed form of retention agreement with Buyer in form and substance mutually agreed to by Seller and Buyer.

15. INDEMNIFICATION

a. Indemnification by Seller. Subject to Paragraphs 15(c) and 15(e), Seller hereby agrees to indemnify Buyer and its affiliates and their respective officers, directors, managers, employees, members, agents and representatives against, and agrees to hold them harmless from, any out-of-pocket loss, liability, claim, damage or expense (including reasonable legal fees and expenses) (collectively, "Damages"), as incurred, for or on account of or arising from or in connection with or otherwise with respect to (i) any breach on the part of Seller of any representation or warranty contained in this Agreement, (ii) any breach on the part of Seller of any covenant contained in this Agreement, and (iii) any matters accruing with respect to Seller's ownership or leasing of the Properties and the operation of the Restaurants prior to the Closing.

b. Indemnification by Buyer. Subject to Paragraphs 15(d) and 15(e), Buyer hereby agrees to indemnify Seller and its affiliates and their respective officers, directors, managers, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any Damages, as incurred, for or on account of or arising from or in connection with or otherwise with respect to
(i) any breach on the part of Buyer of any representation or warranty contained in this Agreement, (ii) any breach on the part of Buyer of any covenant contained in this Agreement and (iii) any matters accruing with respect to Buyer's ownership or leasing of the Properties and the operation of the Restaurants after the Closing.

c. Limitations on Seller's Indemnification. Notwithstanding the other provisions of this Paragraph 15, Seller shall not be liable to indemnify Buyer pursuant to Paragraph 15(a)(i) for Damages unless Buyer notifies Seller in writing of the claim or potential claim for indemnification pursuant to Paragraph 15(a)(i) not later than one (1) year from the Closing Date.

d. Limitations on Buyer's Indemnification. Notwithstanding the other provisions of this Paragraph 15, Buyer shall not be liable to indemnify Seller pursuant to Paragraph 15(b)(i) for its Damages unless Seller notifies Buyer in writing of the claim or potential claim for indemnification pursuant to Paragraph 15(b)(i) not later than one (1) year from the Closing Date.

e. Procedure.

(i) In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any third person or entity against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing of the Third Party Claim within twenty (20) business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party can demonstrate actual monetary prejudice as a direct or indirect result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within five (5) business days' time after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(ii) If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party but reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim which is not based upon a theory of successor liability, the indemnifying party will not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. In the case of a Third Party Claim which is based upon a theory of successor liability and in which the indemnified party is a co-defendant with the indemnifying party, the indemnified party shall be entitled to be compensated for its reasonable expense in defending such claim regardless of the offer to assume such defense if the indemnified and indemnifying parties have adverse positions in the matter. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, which shall be at its own expense, unless the parties are co-defendants and have adverse positions in the matter, in which case the indemnifying party shall bear such expense separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than after the twenty (20)-business day period described in Paragraph 15(e)(i) if the indemnified party shall have failed to give notice of the Third Party Claim). If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention after reasonable notice of the need therefor and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

f. The parties hereto agree that the remedies provided by this Paragraph 15 shall be exclusive with respect to this Agreement and the transactions contemplated herein, and the representations and warranties of Buyer and Seller shall survive only to the extent provided in Paragraphs 4 and 5, as applicable; provided, however, that nothing in this Paragraph 15(f) shall prevent either party from seeking any remedies for fraud.

16. CLOSING DOCUMENTS

At Closing, the parties shall execute and deliver the following documents in form and content acceptable to Buyer and Seller:

a. Affidavits. Seller shall deliver to Buyer an affidavit in the form set forth in Exhibit E attached hereto, in addition to an affidavit stating that for purposes of Section 1445 of the Internal Revenue Code, Seller is not a foreign person or entity.

b. Officer's Certificates. The President of each of Seller and Buyer shall deliver a Certificate to the effect that the representations and warranties of such Seller or Buyer, as the case may be, are true at and as of the date of Closing as if made at and as of the date of Closing, and that each of the covenants of such Seller or Buyer, as the case may be, required to be performed prior to the Closing have been satisfied.

c. Bill of Sale. Seller shall deliver to Buyer a Bill of Sale for the Assets and Inventory, with warranties of title duly executed and acknowledged by Seller.

d. Assignment and Assumption of Franchise Agreements. Seller and Buyer shall execute an assignment assigning Seller's right, title and interest in and to the Franchise Agreements, Franchisee Commitment and ESIP Addendum, such assignment providing that (i) Seller will indemnify, defend and hold harmless Buyer from and against any and all liabilities, obligations and claims under the Franchise Agreements arising prior to Closing; provided, however, that the Seller will not be obligated to make or bear the cost of any physical alterations to the Restaurants subsequent to Closing; and (ii) Buyer will assume the liabilities and obligations under the Franchise Agreements, Franchisee Commitment and ESIP Addendum subsequent to Closing and indemnify, defend and hold harmless Seller in respect thereof.

e. Contract Indemnification. Seller shall execute a document whereby Seller shall indemnify, defend and hold harmless Buyer with respect to any claims, damages, liabilities or obligations arising out of or in connection with any third party contracts with respect to the Restaurants or Properties.

f. Assignment of Warranties and Intangible Personal Property. Seller and Buyer shall execute an assignment in which Seller assigns and Buyer assumes all warranties, guaranties, bonds applicable to the Restaurants or any part thereof, and all other intangible personal property applicable to the Restaurants. Such assignment will provide that Seller will cooperate with Buyer, at Buyer's expense, to secure performance by any warrantor for any work which Buyer believes should be performed by any warrantor pursuant to such guaranties or warranties and to secure to Buyer the benefit of all such intangible personal property.

g. Closing Statement. Buyer and Seller shall execute a closing statement, setting forth all adjustments and prorations under this Agreement.

h. Authority. Each of Buyer and Seller shall deliver such evidence or documents as may be reasonably required by the other or the Title Company evidencing the status and capacity of Buyer and Seller and the authority of the person or persons who are executing the various documents on its behalf in connection with the sale, including, but not limited to, good standing certificates, certified articles of incorporation, certified articles of organization, certificates of co-partnership and limited partnership and resolutions authorizing the transactions contemplated by this Agreement.

i. Environmental. Seller shall deliver to Buyer all environmental disclosures and other information required pursuant to any applicable law, act, ordinance, rule and/or regulation of the State of Michigan or any federal laws (collectively, the "Laws"), or Seller shall deliver to Buyer an affidavit that the sale of the Property is not subject to the reporting requirements of the Laws.

j. Warranty Deed. Seller shall deliver to Buyer a Warranty Deed for the BKI Parcel in the form contemplated in Paragraph 1(g) hereof.

k. Assignment and Assumption of Leases/Subleases and Quit Claim Deed for the Building. Seller and Buyer shall execute and deliver an Assignment and Assumption of Leases for each of the Leased Parcels in the form attached hereto as Exhibit B, Buyer shall have received the estoppel and consent letters required hereunder, and Seller shall deliver a Quit Claim Deed for all of its right, title and interest in the Building.

l. MUA Form 1772. Seller shall provide Buyer with a copy of such form so that it may review and approve Seller's post-sale disclosure to MUA.

m. Mark-Up of Title Commitment. Seller and Buyer shall cause the Title Company to hand mark the Commitments as effective title insurance policies insuring marketable title in Buyer, without standard exceptions and subject only to the Permitted Exceptions, such hand-marked Commitments thereby providing Buyer so-called "gap" coverage.

n. Stock Certificates. Buyer shall deliver to Seller stock certificates, together with executed blank stock powers, representing the Shares.

o. Assignment of Permits and Licenses. Seller shall execute and deliver to Buyer assignments of all governmental permits and licenses with respect to the Properties, to the extent they are assignable.

p. Other Documents. Buyer and/or Seller shall execute such other documents required by this Agreement and/or which Seller, Buyer or the Title Company may reasonably require.

17. NOTICES

All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been properly given if delivered personally or mailed first class, postage prepaid, registered or certified mail, return receipt requested, as follows:


If to Seller:                    Quality Dining, Inc.
                                 4220 Edison Lakes Parkway
                                 Mishawaka, Indiana  45545
                                 Attn:  John C. Firth
                                 Telephone:  (219) 243-6616
                                 Fax:  (219) 243-4377

With a copy to:                  Baker & Daniels
                                 300 North Meridian Street, Suite 2700
                                 Indianapolis, Indiana  46204
                                 Attn:  James A. Aschleman
                                 Telephone:  (317) 237-1131
                                 Fax:  (317) 237-1000

If to Buyer:                     N.B.O., L.L.C.
                                 25800 Northwestern Highway
                                 Suite 750
                                 Southfield, Michigan  48075
                                 Attn:  Mark S. Schostak
                                 Telephone: (248) 357-6139
                                 Fax: (248) 357-6295

With a copy to:                  Honigman Miller Schwartz and Cohn LLP
                                 2290 First National Building
                                 Detroit, Michigan 48226
                                 Attn:  Lawrence D. McLaughlin, Esq.
                                 Telephone: (313) 465-7474
                                 Fax: (313) 465-7475


Either party hereto may change the address or addresses to which such communications should be directed by giving written notice to the other party of such change.

18. EXPENSES

Except as otherwise set forth herein, Buyer and Seller shall each pay their own expenses in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

19. CAPTION HEADINGS AND CONSTRUCTION OF AGREEMENT

The caption headings are used in this Agreement only as a matter of convenience and for reference and do not define, limit or describe the scope of this Agreement nor the intent of any provision. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Michigan.

20. ENTIRE AGREEMENT; MODIFICATION

This Agreement sets forth the entire agreement and understanding of the parties in respect to the transactions contemplated by it and supersedes any and all prior agreements and understandings relating to the subject matter of this Agreement. All the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the successors and assigns of Buyer and Seller. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.

21. NON-WAIVER

No waiver or waivers by any party of any provision of this Agreement, whether by conduct or otherwise, shall be deemed to be a further or continuing waiver of that or any other provision of this Agreement.

22. INTENTIONALLY OMITTED

23. DEFAULT

(a) If Buyer shall default in the performance of its obligations under this Agreement, and such default shall continue for a period of ten (10) days after notice of default from Seller to Buyer, then provided Seller is not then in default under this Agreement, Seller shall have the right, as its sole and exclusive remedy, to terminate this Agreement by giving written notice of such termination to Buyer, in which event neither party shall thereafter have any further liability or obligation to the other.

(b) If Seller shall default in the performance of its obligations under this Agreement, and such default shall continue for a period of ten (10) days after notice of default from Buyer to Seller, provided Buyer is not then in default under this Agreement, Buyer shall be entitled either: (i) to terminate this

Agreement by giving written notice of termination to Seller, in which event neither party shall have any further liability or obligation to the other; or
(ii) to pursue any of its remedies at law or equity against Seller, including, but not limited to, an action for specific performance of this Agreement. The foregoing limitation shall not limit Seller's liability for any breach of the representations and warranties set forth herein.

24. MISCELLANEOUS

Time shall be deemed of the essence of this Agreement. Buyer may assign its rights under this Agreement. This Agreement shall be governed by the laws of the State of Michigan.

25. BROKERS

Seller and Buyer each represent and covenant to the other that they have not utilized the services of any broker or finder in connection with the transaction contemplated herein. Seller, shall defend, indemnify and hold Buyer harmless from any liability for brokerage commissions, finders fees or the like arising in connection with the sale of the items contemplated hereunder which may be claimed by any party alleging to have been retained or utilized by Seller. Buyer shall defend, indemnify and hold Seller harmless from all liability for brokerage commissions, finders fees or the like arising in connection with the sale of the items contemplated hereunder which may be claimed by any party alleging to have been retained or utilized by Buyer.

26. CONFIDENTIALITY

Buyer shall keep all information concerning this Agreement in strict confidence, including any information provided by Seller concerning the operations of the Restaurants, except Buyer may disclose such information to its key employees, legal advisors, lenders and business advisors and may make such disclosures as are required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Seller shall keep all information concerning this Agreement in strict confidence, including any information regarding Buyer's interest in acquiring the Restaurants, except Seller may disclose such information to its key employees legal advisors, lenders and business advisors, and Seller may also make such disclosures as are required or appropriate under the Exchange Act, other applicable securities laws and the rules of the Nasdaq Stock Market.

This Agreement is hereby executed by the parties effective on the date indicated on the first page of this Agreement.

Seller:

BRAVOKILO, INC.,
an Indiana corporation


By: /s/ Daniel B. Fitzpatrick
   ------------------------------
Name: Daniel B. Fitzpatrick
Its: President

Dated:  February 28, 2001

QDI:

QUALITY DINING, INC.,
an Indiana corporation


By: /s/ Daniel B. Fitzpatrick
   ------------------------------
Name: Daniel B. Fitzpatrick
Its: President

Dated: February 28, 2001

Buyer:

N.B.O., L.L.C.,
a Michigan limited liability company


By: /s/ David W. Schostak
   ------------------------------
Its: Member

Dated: February 26, 2001

LIST OF EXHIBITS


Exhibit A - Legal Description of Properties
Exhibit B - Form of Assignment of Lease
Exhibit C - Employee/Benefit/Management Due Diligence Items
Exhibit D - Accrued Vacation Pay Calculations
Exhibit E - Form of Affidavit




EXHIBIT A

LEGAL DESCRIPTION OF PROPERTIES


Store #509
Farmington Hills, Michigan

Lots 16, 17 and 18, Assessor's Plat No. 3 Subdivision, as recorded in Liber 54, Page 7, of Plats, Oakland County Records.


Store #527
20905 Ecorse Road, Taylor, Michigan

The West 215.86 feet of the North 200.00 feet of Our Lot A of Belton Park Subdivision of part of the North 1/2 of Section 10, Town 3 South, Range 10 East, Taylor Township, Wayne County, Michigan (now City of Taylor) as recorded in Liber 76, Page 97 of Plats, Wayne County Records, more particularly described as beginning at the Northwest corner of Out Lot A and proceeding thence along the South line of Ecorse Road (120 feet wide) South 89 degrees 14 minutes 15 seconds East 215.86 feet; thence South 00 degrees 21 minutes 29 seconds West 200.00 feet; thence North 89 degrees 14 minutes 15 seconds West 215.86 feet; thence North 00 degrees 21 minutes 29 seconds East 200.00 feet to the point of beginning, containing 43.171 square feet or 0.99106 acres of land more or less.

Together with an easement for sanitary sewer in that part of Out Lot A of Belton Park Subdivision of part of the North 1/2 of Section 10, Town 3 South, Range 10 East, Taylor Township, Wayne County, Michigan. Liber 76, Page 97 of Plats, Wayne County Records, described as: Beginning at a point distant South 00 degrees 21 minutes 29 seconds West 200.00 feet from the Northwest corner of Out Lot A and proceeding; thence South 89 degrees 14 minutes 15 seconds East 45.00 feet; thence South 45 degrees 33 minutes 37 seconds West 63.41 feet; thence North 00 degrees 21 minutes 29 seconds East 45.00 feet to point of beginning (now City of Taylor), recorded January 21, 1969, Register No. F-355336.

And together with an easement for sanitary sewer in that part of Out Lot A of Belton Park Subdivision of part of the North 1/2 of Section 10, Town 3 South, Range 10 East, Taylor Township, Wayne County, Michigan, Liber 76, Page 97, Wayne County Records, described as beginning at a point distant South 00 degrees 21 minutes 29 seconds West 200.00 feet and South 89 degrees 14 minutes 15 seconds East 170.86 feet from the Northwest corner of Out Lot A and proceeding thence South 89 degrees 14 minutes 15 seconds East 134.73 feet; thence South 00 degrees 31 minutes 45 seconds West 20.00 feet; thence North 89 degrees 14 minutes 15 seconds West 134.73 feet; thence North 00 degrees 31 minutes 45 seconds East
20.00 feet to the point of beginning (now City of Taylor), recorded January 21, 1969, Register No. F-355340.


Store #11347
5822 S. Telegraph Road, Taylor, Michigan

Lots 330 to 335 inclusive, except the North 7 feet thereof taken for Van Born Road, also West 1/2 adjacent vacated alley, also North 1/2 adjacent vacated alley, also Lots 336 to 338 inclusive, also West 1/2 adjacent vacated alley, also South 1/2 adjacent vacated alley, also North 5 feet of Lot 486 and Lots 487 to 495 inclusive, except Easterly part measuring 10.45 feet on South line and
15.18 feet on North line taken for Telegraph Road, also except the North 17 feet of Lot 495 taken for Van Born Road and plat correction, also East 1/2 adjacent vacated alley, also East 1/2 of adjacent vacated alley West of Lots 484, 485 and Southerly 15 feet of Lot 486, Telegraph-Town Line Subdivision of part of the Northeast 1/4 of Section 5, Town 3 South, Range 10 East, City of Taylor, Wayne County, Michigan, Liber 50, Page 19, Wayne County Records.


Store #12980
Brownstown Township, Michigan

Lots 14 and 15, "LONG ACRES SUBDIVISION", according to the plat thereof as recorded in Liber 44 of Plats, Page 57, Wayne County Records.


EXHIBIT B

FORM OF ASSIGNMENT OF LEASE


See Attached

RECORDING REQUESTED BY, AND
WHEN RECORDED RETURN TO:
Lawrence D. McLaughlin, Esq.
Honigman Miller Schwartz and Cohn
2290 First National Building
Detroit, MI  48226


ASSIGNMENT AND ASSUMPTION OF LEASE

THIS ASSIGNMENT AND ASSUMPTION OF LEASE ("Assignment") is made and entered into
as of, 2001, by and between            , whose address ("Assignor") and N.B.O.,
L.L.C., a Michigan limited liability company, whose principal office address is 25800 Northwestern Highway, Suite 750, Southfield, Michigan 48075 ("Assignee").

WITNESSETH:

WHEREAS, the Assignor is the lessee of a certain parcel of land, together with all appurtenances, rights, easements, and rights-of-way (public or private) and being more particularly described by Store No. in Exhibit A, attached hereto and incorporated herein by reference (collectively, the "Premises"), under and pursuant to a certain lease agreement identified by Store No. in Exhibit B attached hereto and incorporated herein by reference (the "Lease," which term shall include all modifications and amendments thereto made before, on, or after the date hereof);

WHEREAS, pursuant to a certain Purchase and Sale Agreement dated as of, 2001 by and between Assignor as Seller and Assignee as Buyer, the terms and conditions of which are expressly incorporated herein and made a part hereof, the Assignor has agreed to assign and transfer any and all of its interest in and to the Lease and the Premises to Assignee;

WHEREAS, Assignor desires to assign to Assignee, and Assignee desires to acquire from Assignor, all of Assignor's right, title and interest in, to and under the Lease, together with all of Assignor's right, title, and interest in and to the buildings, fixtures, site work, and improvements located on the Premises (collectively, the "Leasehold Improvements", with the Premises and the Leasehold Improvements being collectively referred to as the "Property");

WHEREAS, Assignor desires to assign to Assignee and Assignee desires to acquire Assignor's interest in and to the Property and to assume all of Assignor's rights, duties and liabilities under the Lease on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of Ten Dollars ($10.00), the promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor and Assignee effective as of the date hereof agree as follows:

1. The foregoing recitals are incorporated herein by reference.

2. The Assignor, as of the date hereof, hereby assigns to Assignee all of Assignor's right, title and interest in and to the Lease, together with the Premises therein described, and hereby grants, bargains, sells, conveys, and assigns to Assignee all of Assignor's right, title, and interest in and to all of the Leasehold Improvements, which Leasehold Improvements Assignor represents and warrants it owns free and clear of any defects, liens, leases, agreements, or other interests.

3. Assignee hereby assumes and agrees promptly to pay or cause to be paid, all rents and other payments in accordance with the terms of the Lease, and hereby assumes and agrees to keep, observe, and perform duly and punctually, all the terms, covenants, provisions, and conditions in the Lease on the part of the tenant to be kept, observed and performed. Assignee agrees to indemnify, defend and hold Assignor harmless with respect to Assignee's obligations under this Paragraph 3.

4. Assignor, hereby warrants, represents, and covenants that (i) the Lease is in full force and effect, and has not been assigned, modified, supplemented, or amended in any way, except as set forth in Exhibit B attached hereto; (ii) the Lease represents the entire agreement between the parties thereto as regards the Premises and Assignor's interest therein; (iii) all rentals and other sums and charges due under the Lease have been fully paid, all obligations under the Lease to be performed by Assignor and the landlord therein have been performed, and Assignor has received no notices of non-performance or default from the landlord under the Lease, and (iv) neither party to the Lease is in default thereunder, and there exists no events or circumstances that, with notice, would lead to or result in a default on the part of either party, including the assignment of the Lease to Assignee; (v) Assignor has not received any notice of a violation or failure to comply with any governmental laws, ordinances, codes, rules, and regulations; (vi) a true, correct and valid copy of the Lease identified by Store No., including all amendments, modifications and side agreements thereto is attached hereto as Exhibit B and made a part hereof; (vii) neither the landlord in the lease nor any other person or entity's consent is required to effectuate the assignment of the Lease to Assignee which consent has not been obtained.

5. Assignor agrees to reimburse Assignee for, and to indemnify, defend, and hold harmless Assignee from and against any and all claims, liabilities, costs, damages, losses, demands, liens, actions, and judgments, including, without limitation, reasonable attorneys' fees arising out of or in connection with any failure of Assignor to pay any rent or to perform or to pay any other obligation or liability under the Lease, or accruing or arising from any condition of, or occurrence on or with respect to the Property or any part thereof prior to the date hereof, or resulting from any accident, injury or damage which occurs in or about the Property prior to the date hereof.

6. Assignor shall, within two (2) days after its receipt of any notice from the landlord under the Lease, provide the Assignee with a copy thereof.

7. In the event that any of the provisions of this Assignment shall by court order be held invalid or in contravention of any of the laws of the United States or of any state having jurisdiction over the subject matter or of any dispute arising under it, such invalidation shall not serve to affect the remaining portion of this Assignment. This Assignment shall be governed by and construed in accordance with the laws of the State of Michigan.

8. Every notice, approval, consent or other communication authorized or required by this Assignment shall be effective if given in writing and either hand delivered, sent by recognized overnight delivery courier service, or sent by United States Certified Mail, Return Receipt Requested, with postage prepaid, and addressed to the Assignor at its principal office address as set forth above and to Assignee at its address as set forth above or at such other address as any party shall from time to time designate to the other in writing. Every notice shall be deemed to be effective upon delivery, if delivered, the next business day, if sent by overnight courier service, or on the second business day after mailing, if mailed.

9. This Assignment shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

10. This Assignment, or counterpart originals of this Assignment may be recorded by either party in the Public Records of the County in which the Property is located.

11. This Assignment may be executed in as many counterparts as necessary which taken as a whole constitute a single binding agreement.

12. The obligations of Assignor hereunder, if Assignor constitutes more than one person or entity, shall be joint and several.

IN WITNESS WHEREOF, the Assignor and Assignee have executed this Assignment as of the date first above written.

ASSIGNOR:






By:
   ------------------------------
Its:
    -----------------------------


ASSIGNEE:

N.B.O., L.L.C.,
a Michigan limited liability company


By:
   ------------------------------
   Mark S. Schostak
Its: Member



STATE OF MICHIGAN          )
                           ) ss.
COUNTY OF                  )

The foregoing instrument was acknowledged before me this ____ day of          ,
2001, by ____________the _________of ____________, a _______ ___________, on
behalf of said ___________.

*
Notary Public, ____________County, MI
My Commission Expires:

STATE OF MICHIGAN       )
                        ) ss.
COUNTY OF               )

The foregoing instrument was acknowledged before me this ____ day of __________, 2001, by Mark S. Schostak, member of N.B.O., L.L.C., a Michigan limited liability company, on behalf of said limited liability company.


*
Notary Public, ____________County, MI
My Commission Expires:


EXHIBIT A


Legal Description for Store _____



EXHIBIT B


Store No. _____ Description of Lease:


That certain Lease Agreement dated as of ____, between ____, as Lessor, and ____, as Lessee, as amended and supplemented by the following documents:



EXHIBIT C

EMPLOYEE/BENEFIT/MANAGEMENT
DUE DILIGENCE ITEMS


* Complete copy of all available manager files (excluding any confidential information), which shall be delivered to Buyer within two (2) business days after Buyer's Conditions have been satisfied or waived.
* Earnings history for past two (2) years
* Worker's compensation history for last three (3) years in the Restaurants, if available. Details on each accident and whether employee is still employed at any of the Restaurants and if yes, name of employee.
* Copy of bonus plan.
* All retention agreements, if any.
* Rolling 13-period "speed of service" reports, as available.
* Completed copies of the seven (7) attached ADP reports, effective as of the date the contingencies are waived.

* Store Level Personal Information report for the closest payroll preceding February 12, 2001.

EXHIBIT D

ACCRUED VACATION PAY CALCULATIONS

For purposes of this Agreement, "accrued vacation pay" shall be defined as all unused vacation time since the employee's most recent anniversary date of employment and the proportionate share of the current year's vacation time, depending on the Seller's vacation policy. If the policy states that the employee earns vacation only on the anniversary date, then the vacation is earned on said anniversary date and the liability is split proportionately between Seller and Buyer, based on time employed with Seller and Buyer during respective employee's year of employment (See Example 1).


EXAMPLE 1 (assuming an October 1, 2000 Closing Date)

EMPLOYEE'S ANNIVERSARY DATE IS JULY 1, 1995.

EMPLOYEE EARNS 2 WEEKS OF VACATION ON JULY 1, 2000.

EMPLOYEE USES 1 WEEK OF VACATION TIME IN AUGUST, 2000.

EMPLOYEE GETS HIRED THROUGH ACQUISITION, EFFECTIVE OCTOBER 1, 2000.

EMPLOYEE IS TO BE PAID 1 WEEK OF VACATION FROM SELLER PRIOR TO CLOSING AND CAN TAKE ONE WEEK OF UNPAID VACATION THROUGH JULY 1, 2001 WITH BUYER.

ON JULY 1, 2001, EMPLOYEE EARNS AN ADDITIONAL 2 WEEKS OF VACATION. SELLER IS RESPONSIBLE FOR JULY 1, 2000 THROUGH OCTOBER 1, 2000 OR FOR 25% OF TOTAL. BUYER IS RESPONSIBLE FROM OCTOBER 1, 2000 THROUGH JULY 1, 2001 OR FOR 75% OF TOTAL.

BUYER SHALL FROM TIME TO TIME BILL SELLER FOR VACATION PAYMENTS PLUS ANY RELATED PAYROLL TAXES DUE FROM SELLER TO BUYER HEREUNDER. BUYER SHALL PROVIDE REASONABLE SUPPORTING DOCUMENTATION RELATING TO SUCH AMOUNT AND SELLER SHALL HAVE THE RIGHT TO REQUEST ADDITIONAL DOCUMENTATION AND AN AUDIT OF THE RECORDS RELATING TO THE VACATION PAYMENTS.



EXHIBIT E

FORM OF AFFIDAVIT


See Attached